Exhibit 5.1

[LETTERHEAD OF COMCAST CORPORATION]

February 12, 2018

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary of Comcast Corporation, a Pennsylvania corporation (the “Company”), and have acted for the Company in connection with the issuance by the Company, pursuant to the Subscription Agreement dated February 1, 2018 (the “Subscription Agreement”) among the Company, the Guarantors (as defined below) and Deutsche Bank AG, Taipei Branch as the manager named therein (the “Manager”), of $800,000,000 aggregate principal amount of its 4.250% Notes due 2053 (the “Notes”). The Notes are to be issued pursuant to the provisions of the Indenture dated as of September 18, 2013 (the “ Base Indenture”) by and among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of November 17, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, the guarantors named therein and the Trustee and guaranteed on an unsecured and unsubordinated basis by Comcast Cable Communications, LLC and NBCUniversal Media, LLC (the “Guarantors”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

Comcast Corporation	2	February 12, 2018

Based upon the foregoing, I am of the opinion that:

1. The Indenture has been duly authorized, executed and delivered by the Company.

2. The Notes have been duly authorized by the Company.

I am a member of the Bar of the Commonwealth of Pennsylvania and the foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Company’s registration statement on Form S-3 filed on July 28, 2016, as amended as of the date of the Subscription Agreement (File No. 333-212719). In addition, I consent to the reference to my name under the caption “Legal Matters” in the prospectus, which is a part of the registration statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Arthur R. Block
Arthur R. Block